Exhibit 99.1
Fabrinet Appoints Caroline Dowling to Board of Directors
BANGKOK, Thailand – October 16, 2025 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced that Caroline Dowling has been appointed to Fabrinet’s Board of Directors.
Ms. Dowling brings significant operational and leadership experience from a global manufacturing business and deep industry knowledge to the Board of Directors. Having spent more than 20 years at Flex, a top-tier electronic manufacturing services (EMS) provider, Ms. Dowling is a highly experienced business leader with extensive global expertise in the technology sector, specifically electronic, technical and logistic services. Most recently, Ms. Dowling served as Business Group President at Flex from 2012 until her retirement in February 2019. In this role, she led the Telecommunications, Enterprise Compute, Networking and Cloud Data Centre and was also responsible for managing the Global Services Division, supporting complex supply chains. Her appointment further strengthens Fabrinet’s Board with demonstrated manufacturing and supply chain leadership.
Seamus Grady, Chief Executive Officer of Fabrinet, said “We are delighted to have Caroline join our Board of Directors. The breadth and depth of Caroline’s experience will be a significant asset to our Board as we continue to extend our leadership position in the market. We are confident her insights and perspective will help drive long-term value for all our stakeholders.”
“This is a very exciting time to be joining Fabrinet’s Board of Directors,” said Ms. Dowling. “Fabrinet is a highly regarded manufacturing partner with an excellent reputation for quality and service, as reflected by its compelling track record. I’m honored to be able to share my deep industry experience and contribute to the company’s continued success.”
Ms. Dowling currently serves as a member of the board of directors of CRH plc (NYSE: CRH), where she serves on the audit and safety, environment & social responsibility committees. She is also a member of the board of directors of DCC plc (LSE: DCC), where she serves on the audit and remuneration committees. From November 2019 to May 2025, Ms. Dowling was a member of the board of directors of IMI plc, where she chaired the remuneration committee and served on the nomination committee. Ms. Dowling completed the Harvard Advanced Management Program and holds a Diploma in Environmental, Social & Governance from the Corporate Governance Institute.
About Fabrinet
Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, automotive components, medical devices, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and testing. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the United States of America, the People’s Republic of China, and Israel. For more information visit: www.fabrinet.com.

SOURCE: Fabrinet

Investor Contact:
Garo Toomajanian
ir@fabrinet.com